Exhibit 99.1

Contact:   Neil Lefort
Vice President, Investor Relations
(630) 527-4344

MOLEX REPORTS RECORD REVENUE FOR 2006 FISCAL FIRST QUARTER

New Orders Up 11 Percent Compared to Prior Year Quarter

Provides December Fiscal Second Quarter Outlook

Lisle, IL, USA — October 20, 2005 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported record revenue for its first fiscal quarter ended September 30, 2005.

First Quarter Results

Revenue for the quarter ended September 30, 2005 was $659.8 million, an increase of 3% over the same period last fiscal year. Revenue in local currencies rose 2%, as currency translation increased net revenue by approximately $9.4 million compared with last year’s first quarter. Revenue for the September quarter increased 3% sequentially from the quarter ended June 30, 2005.

Revenue in the Far East South region, the Company’s largest region, was $218.1 million, an increase of 15% over last year’s first quarter in dollars and 13% in local currencies. In the Far East North region (Japan and Korea), revenue was $127.5 million, a decrease of 3% in dollars and 5% in local currencies. In the Americas region, revenue of $185.2 million increased by 5%. In Europe, revenue of $114.5 million decreased 11% in dollars and 11% in local currencies compared with last year’s first quarter.

Net income for the September quarter was $46.7 million, or $0.25 per share, compared with $52.5 million, or $0.28 per share in the prior year quarter. Included in these results was a restructuring charge of $4.9 million ($3.7 million after-tax or approximately $0.02 per share), relating to previously announced restructuring activity.

Selling, general and administrative expense was $161.4 million for the September quarter compared with $155.3 million for the prior year quarter and $155.4 million for the quarter ended June 30, 2005. Selling, general and administrative expense included a provision of $5.7 million ($3.6 million after-tax or approximately $0.02 per share) for a potentially uncollectible account receivable from an automotive customer that filed for bankruptcy. Selling, general and administrative expense also included the effect of adopting Financial Accounting Standards Board Statement No.123(R), Share-Based Payment, which increased expense by $3.1 million ($2.2 million after-tax or approximately $0.01 per share).

The effective tax rate for the quarter was 28.5%, consistent with prior guidance, but higher than the 27.0% rate in the prior year quarter.

Cash and marketable securities were $423.2 million at September 30, 2005, compared with $497.6 million at June 30, 2005 and $331.4 million at September 30, 2004. As described below, during the September quarter the Company spent $50.1 million to repurchase its common stock.

New Orders and Backlog

New orders for the first quarter of $693.2 million were encouraging, an increase of 11% over the prior year September quarter, and an increase of 6% sequentially from the quarter ended June 30, 2005. New orders for the first quarter reached their highest level since the June 2000 quarter. The Company’s order backlog on September 30, 2005 was $288.0 million, compared with $313.6 million on September 30, 2004. A portion of this decline is due to the increased prevalence of providing vendor-managed inventory to customers. Under this method, the receipt of the new order and the shipment occur simultaneously and without impacting reported backlog. The September quarter backlog increased 11% from $259.5 million on June 30, 2005.

Research and Development and Capital Spending

Research and development expenditures for the September quarter were $34.6 million, compared with $33.4 million for the same period last year. Capital expenditures for the September quarter were $64.1 million, compared with $48.4 million for the same period last year. Capital expenditures for the September quarter included approximately $10 million for buildings, primarily for expansion in China and facility consolidation within the Americas due to the restructuring. Depreciation expense was $53.4 million, compared with $56.5 million for the same period last fiscal year.

December 2005 Second Quarter Outlook

The Company expects that revenue for the second fiscal quarter ending December 31, 2005, will improve sequentially to a range of $670 to $690 million. This represents an increase of 3 to 6 percent compared with last year’s second fiscal quarter. The Company expects that earnings per share will be in a range of $0.26 to $0.29. This forecast includes an estimated restructuring charge of $3.5 million ($2.5 million after-tax or approximately $0.01 per share) related to the previously announced restructuring activity.

Restructuring Charge Update for Fiscal 2006

The Company now expects that the total pretax restructuring charge for fiscal 2006 will be in a range of $15 to $20 million, compared with a previous estimate of $15 to $25 million.

Stock Buyback Actions

During the September quarter, the Company repurchased 1,430,000 shares of Class A Common Stock (MOLXA) and 543,000 shares of Common Stock (MOLX) at a total cost of $50.1 million. The Company’s Board of Directors previously authorized the repurchase of up to an aggregate $250 million of common stock through December 31, 2006. Approximately $165 million is remaining under the current authorization.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “December 2005 Second Quarter Outlook” and “Restructuring Charge Update for Fiscal 2006” above. These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities. Other risks and uncertainties are set forth in Molex’s documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2005. Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information

A conference call will be held on Thursday, October 20, 2005 at 4:00 pm central. Please dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call and refer to conference ID 9936434. Internet users will be able to access the web-cast including slide materials live and in replay in the “Investors” section of the Company&rsqu;s website at www.molex.com. A 24-hour telephone replay will be available at (800) 642-1687 or (706) 645-9291 / conference ID 9936434.

The Company’s Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company’s website at www.molex.com

The Molex 2005 Annual Meeting of Stockholders will be on October 28, 2005 at 10:00 am in the Symposium Theater at The Wyndham Hotel, 3000 Warrenville Road, Lisle, IL 60532.

Investor Conferences December Quarter

December 1, 2005 - The Company will present at the Credit Suisse First Boston Annual Technology conference located in Scottsdale, Arizona

Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products; with 58 plants in 19 countries in five continents.

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Editor’s note: Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index and the NASDAQ 100.

Molex Incorporated
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	Sept. 30,	June 30,
	2005	2005

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$309,913	$309,756
Marketable securities	113,312	187,835
Accounts receivable, less allowances of $29,098 and $20,293,
respectively	564,980	539,533
Inventories	305,770	290,100
Other current assets	47,955	46,839

Total current assets	1,341,930	1,374,063
Property, plant and equipment, net	987,356	984,237
Goodwill	143,844	143,872
Other assets	225,835	225,500

Total assets	$2,698,965	$2,727,672

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$249,992	$252,370
Accrued expenses	158,931	159,059
Other current liabilities	39,755	58,075

Total current liabilities	448,678	469,504
Other non-current liabilities	11,071	10,788
Accrued pension and postretirement benefits	68,843	67,063
Long-term debt and obligations under capital leases	9,580	9,975
Minority interest in subsidiaries	2,095	2,078

Total liabilities	540,267	559,408

Stockholders’ equity:
Common stock	10,816	10,796
Paid-in capital	379,163	400,173
Retained earnings	2,323,874	2,286,826
Treasury stock	(619,871)	(568,917)
Deferred unearned compensation	--	(31,910)
Accumulated other comprehensive income	64,716	71,296

Total stockholders’ equity	2,158,698	2,168,264

Total liabilities and stockholders’ equity	$2,698,965	$2,727,672

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,

	2005	2004

Net revenue	$659,815	$640,230
Cost of sales	433,629	414,948

Gross profit	226,186	225,282

Selling, general and administrative	161,417	155,285
Restructuring costs	4,870	--

Total operating expenses	166,287	155,285

Income from operations	59,899	69,997

Equity income	(3,109)	(2,029)
Loss on investments	--	712
Interest income, net	(2,313)	(925)

Other income, net	(5,422)	(2,242)

Income before income taxes
and minority interest	65,321	72,239
Income taxes	18,616	19,529
Minority interest	34	226

Net income	$46,671	$52,484

Earnings per share:
Basic	$0.25	$0.28
Diluted	$0.25	$0.28

Dividends per share	$0.0500	$0.0375

Average common shares outstanding:
Basic	187,243	188,763
Diluted	188,543	190,617

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited - in thousands)

	Three Months Ended September 30,

	2005	2004

Cash and cash equivalents, beginning of period	$309,756	$234,431

Operating activities:
Net income	46,671	52,484
Add (deduct) non-cash items included in net income:
Depreciation and amortization	54,667	57,193
Stock-based compensation	6,738	3,787
Other non-cash charges	10,475	(1,045)
Changes in assets and liabilities, excluding effects of
foreign currency adjustments:
Accounts receivable	(33,929)	(18,685)
Inventories	(15,708)	(17,186)
Accounts payable	(1,234)	(7,332)
Other current assets and liabilities	(16,533)	(15,939)
Other assets and liabilities	(1,509)	1,139

Cash provided from operating activities	49,638	54,416

Investing activities:
Capital expenditures	(64,067)	(48,435)
Proceeds from sales of marketable securities	379,402	927,059
Purchases of marketable securities	(305,175)	(916,023)
Other investing activities	(2,650)	13,275

Cash provided from (used for) investing activities	7,510	(24,124)

Financing activities:
Net decrease in debt	(2,272)	(65)
Cash dividends paid	(7,048)	(4,730)
Principal payments on capital leases	(729)	(827)
Exercise of stock options	3,438	1,360
Purchase of treasury stock	(50,107)	(21,905)
Reissuance of treasury stock	--	213

Cash used for financing activities	(56,718)	(25,954)

Effect of exchange rate changes on cash	(273)	(477)

Net increase in cash and cash equivalents	157	3,861

Cash and cash equivalents, end of period	$309,913	$238,292